Exhibit 5.1
January 15, 2010
Associated Banc-Corp
1200 Hansen Road
Green Bay, Wisconsin 54304

Re:	Associated Banc-Corp Offering of Common Stock Under Registration Statement on Form S-3 (Registration No. 333-156251)
Ladies and Gentlemen:
     I am Senior Vice President and Senior Counsel of Associated Banc-Corp, a Wisconsin corporation (the “Company”), and, in such capacity, I have acted as legal counsel to the Company, in connection with the issuance and sale by the Company of 38,993,956 shares (the “Firm Securities”) of its common stock, par value $0.01 per share (the “Common Stock”), subject to the terms and conditions of the Underwriting Agreement (the “Underwriting Agreement”), dated January 11, 2010, by and between the Company and Credit Suisse Securities (USA) LLC, as representative of several underwriters named therein (collectively, the “Underwriters”). The Company also proposes to issue and sell to Underwriters, at the option of the Underwriters, an aggregate of not more than 5,849,093 additional shares (the “Optional Securities,” and together with the Firm Securities, the “Offered Securities”) of its Common Stock. The Offered Securities are being offered and sold under a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on December 17, 2008 (File No. 333-156251) (the “Registration Statement”), including a base prospectus dated December 17, 2008 (the “Base Prospectus”), and a prospectus supplement dated January 11, 2010 (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Underwriting Agreement.
     This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.
     In connection with this opinion, I have relied as to matters of fact, without investigation, upon certificates of public officials. I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such instruments, documents and records as I have deemed relevant and necessary to examine for the purpose of this opinion, including (i) the Registration Statement, (ii) the Prospectus, (iii) the Officers’ Certificate to the Underwriting Agreement, (iv) the Secretary’s Certificate to the Underwriting Agreement, (v) the Company’s

Associated Banc-Corp
January 15, 2010

Amended and Restated Articles of Incorporation, as amended and as currently in effect, (vi) the Company’s Amended and Restated Bylaws, as currently in effect and (vii) records of proceedings and actions of the Company’s Board of Directors and the Pricing Committee of the Company’s Board of Directors relating to the transaction described in the Underwriting Agreement relating to the issuance and sale of the Offered Securities and related matters.
     In connection with this opinion, I have assumed (i) the legal capacity of all natural persons, (ii) the accuracy and completeness of all documents and records that I have reviewed, (iii) the genuineness of all signatures and due authority of the parties signing such documents, (iv) the authenticity of the documents submitted to me as originals and (v) the conformity to authentic original documents of all documents submitted to me as certified, conformed or reproduced copies. In making my examination of documents executed or to be executed by parties, I have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties (other than the Company) of such documents and the validity and binding effect thereof.
     Based upon and subject to the foregoing, it is my opinion that, upon issuance and delivery against payment therefor in accordance with the terms of the Underwriting Agreement, the Offered Securities will be validly issued, fully paid and nonassessable.
     My opinion expressed above is limited to the laws of the State of Wisconsin and I do not express any opinion herein concerning any other law. This opinion is given as of the date hereof and I assume no obligation to advise you of changes that may hereafter be brought to my attention.
     I hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated January 11, 2010. In giving this consent, I do not thereby admit that I am an expert within the meaning of Section 11 of the Act or included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,
/s/ Kristi A. Hayek
Kristi A. Hayek
Senior Vice President and Senior Counsel